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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                 SCHEDULE 13G/A

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 3 )*

                                  E-Loan, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   26861P107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 24 pages
                       Exhibit Index Contained on Page 23

CUSIP No. 26861P107                                           Page 2 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Capital Partners II, L.P. ("BCP II")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        5,866,130   shares,   except  that   Benchmark   Capital
                        Management  Co. II,  L.L.C.  ("BCMC  II"),  the  general
  NUMBER OF             partner  of BCP II,  may be deemed to have sole power to
   SHARES               vote   these    shares,    and    Alexandre    Balkanski
BENEFICIALLY            ("Balkanski"),  David  M.  Beirne  ("Beirne"),  Bruce W.
  OWNED BY              Dunlevie  ("Dunlevie"),  J. William  Gurley  ("Gurley"),
    EACH                Kevin R. Harvey  ("Harvey"),  Robert C. Kagle ("Kagle"),
  REPORTING             Andrew S. Rachleff  ("Rachleff")  and Steven M. Spurlock
   PERSON               ("Spurlock"),  the  members of BCMC II, may be deemed to
    WITH                have shared power to vote these shares.
                        --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        5,866,130  shares,  except  that  BCMC II,  the  general
                        partner  of BCP II,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC II,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      5,866,130
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      9.9%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 3 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund II, L.P. ("BFF II")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        694,550 shares, except that BCMC II, the general partner
                        of BFF II,  may be  deemed  to have  sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC II,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        694,550 shares, except that BCMC II, the general partner
                        of BFF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      694,550
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 4 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund II-A, L.P. ("BFF II-A")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        368,393 shares, except that BCMC II, the general partner
                        of BFF II-A,  may be  deemed to have sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC II,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        368,393 shares, except that BCMC II, the general partner
                        of BFF II-A may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      368,393
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 5 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Members' Fund II, L.P. ("BMF II")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        98,551 shares,  except that BCMC II, the general partner
                        of BMF II,  may be  deemed  to have  sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC II,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        98,551 shares,  except that BCMC II, the general partner
                        of BMF II,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC II, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      98,551
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.2%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 6 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Capital Management Co. II, L.L.C.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        7,027,624  shares, of which 5,866,130 are directly owned
                        by BCP II, 694,550 are directly owned by BFF II, 368,393
  NUMBER OF             are  directly  owned by BFF II-A and  98,551  shares are
   SHARES               directly  owned by BMF II. BCMC II, the general  partner
BENEFICIALLY            of BCP II, BFF II, BFF II-A and BMF II, may be deemed to
  OWNED BY              have sole power to vote  these  shares,  and  Balkanski,
    EACH                Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and
  REPORTING             Spurlock, the members of BCMC II, may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        7,027,624  shares, of which 5,866,130 are directly owned
                        by BCP II, 694,550 are directly owned by BFF II, 368,393
                        are  directly  owned by BFF II-A and  98,551  shares are
                        directly  owned by BMF II. BCMC II, the general  partner
                        of BCP II, BFF II, BFF II-A and BMF II, may be deemed to
                        have  sole  power  to  dispose  of  these  shares,   and
                        Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC II, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,027,624
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      11.8%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 7 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Capital Partners IV, L.P. ("BCP IV")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,008,849   shares,   except  that   Benchmark   Capital
                        Management  Co. IV,  L.L.C.  ("BCMC  IV"),  the  general
  NUMBER OF             partner  of BCP IV,  may be deemed to have sole power to
   SHARES               vote these  shares,  and  Balkanski,  Beirne,  Dunlevie,
BENEFICIALLY            Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
  OWNED BY              members of BCMC IV, may be deemed to have  shared  power
    EACH                to vote these shares.
  REPORTING             --------------------------------------------------------
   PERSON         6     SHARED VOTING POWER
    WITH
                         See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,008,849  shares,  except  that  BCMC IV,  the  general
                        partner  of BCP IV,  may be deemed to have sole power to
                        dispose  of  these  shares,   and   Balkanski,   Beirne,
                        Dunlevie,  Gurley, Harvey, Kagle, Rachleff and Spurlock,
                        the  members  of BCMC IV,  may be deemed to have  shared
                        power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,008,849
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      1.7%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 8 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund IV, L.P. ("BFF IV")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        369,068 shares, except that BCMC IV, the general partner
                        of BFF IV,  may be  deemed  to have  sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC IV,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        369,068 shares, except that BCMC IV, the general partner
                        of BFF IV,  may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      369,068
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.6%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                           Page 9 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund IV-A, L.P. ("BFF IV-A")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        51,389 shares,  except that BCMC IV, the general partner
                        of BFF IV-A,  may be  deemed to have sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC IV,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        51,389 shares,  except that BCMC IV, the general partner
                        of BFF IV-A may be deemed to have sole  power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      51,389
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.1%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 10 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Benchmark Founders' Fund IV-B, L.P. ("BFF IV-B")
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        11,233 shares,  except that BCMC IV, the general partner
                        of BFF IV-B,  may be  deemed to have sole  power to vote
  NUMBER OF             these shares, and Balkanski,  Beirne, Dunlevie,  Gurley,
   SHARES               Harvey,  Kagle,  Rachleff and  Spurlock,  the members of
BENEFICIALLY            BCMC IV,  may be  deemed  to have  shared  power to vote
  OWNED BY              these shares.
    EACH                --------------------------------------------------------
  REPORTING       6     SHARED VOTING POWER
   PERSON
    WITH                See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        11,233 shares,  except that BCMC IV, the general partner
                        of BFF IV-B, may be deemed to have sole power to dispose
                        of  these  shares,  and  Balkanski,   Beirne,  Dunlevie,
                        Gurley,   Harvey,  Kagle,  Rachleff  and  Spurlock,  the
                        members of BCMC IV, may be deemed to have  shared  power
                        to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      11,233
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      0.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 11 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Benchmark Capital Management Co. IV, L.L.C.
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        1,440,539  shares, of which 1,008,849 are directly owned
                        by BCP IV,  369,068 are directly owned by BFF IV, 51,389
  NUMBER OF             are  directly  owned by BFF IV-A and  11,233  shares are
   SHARES               directly owned by BFF IV-B. BCMC IV, the general partner
BENEFICIALLY            of BCP IV, BFF IV, BFF IV-A and BFF IV-B,  may be deemed
  OWNED BY              to have sole power to vote these shares,  and Balkanski,
    EACH                Beirne,  Dunlevie,  Gurley,  Harvey, Kagle, Rachleff and
  REPORTING             Spurlock,  the members of BCMC IV, may be deemed to have
   PERSON               shared power to vote these shares.
    WITH                --------------------------------------------------------
                  6     SHARED VOTING POWER

                        See response to row 5.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        1,440,539  shares, of which 1,008,849 are directly owned
                        by BCP IV,  369,068 are directly owned by BFF IV, 51,389
                        are  directly  owned by BFF IV-A and  11,233  shares are
                        directly owned by BFF IV-B. BCMC IV, the general partner
                        of BCP IV, BFF IV, BFF IV-A and BFF IV-B,  may be deemed
                        to have  sole  power to  dispose  of these  shares,  and
                        Balkanski,  Beirne,  Dunlevie,  Gurley,  Harvey,  Kagle,
                        Rachleff  and  Spurlock,  the members of BCMC IV, may be
                        deemed to have shared power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        See response to row 7.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,440,539
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      2.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 12 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Alexandre Balkanski
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      French Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        20,663  shares,  all of which  are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Balkanski, a member
                        of BCMC II, may be deemed to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B, and  Balkanski,  a member
                        of BCMC IV, may be deemed to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        20,663  shares,  all of which  are  directly  owned by a
                        trust,  and Balkanski,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Balkanski, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Balkanski, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,488,826
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 13 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      David M. Beirne
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        19,503  shares,  all of which  are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Beirne, a member of
                        BCMC II,  may be  deemed  to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B,  and Beirne,  a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        19,503  shares,  all of which  are  directly  owned by a
                        trust,  and  Beirne,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Beirne, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Beirne, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,487,666
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 14 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Bruce W. Dunlevie
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        59,614  shares,  all of which  are  directly  owned by a
                        trust, and OF Dunlevie,  as trustee of the trust, may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Dunlevie,  a member
                        of BCMC II, may be deemed to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B, and Dunlevie, a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        59,614  shares,  all of which  are  directly  owned by a
                        trust,  and  Dunlevie,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER


                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Dunlevie, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Dunlevie, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,527,777
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 15 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      J. William Gurley
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        10,028 shares.
                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            8,468,163  shares, of which 5,866,130 are directly owned
  OWNED BY              by BCP II; 694,550 are directly owned by BFF II; 368,393
    EACH                are  directly  owned by BFF II-A;  98,551  are  directly
  REPORTING             owned by BMF II; 1,008,849 are directly owned by BCP IV;
   PERSON               369,068  are  directly  owned  by  BFF  IV;  51,389  are
    WITH                directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Gurley, a member of
                        BCMC II,  may be  deemed  to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B,  and Gurley,  a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        10,028 shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Gurley, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Gurley, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,478,191
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 16 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Kevin R. Harvey
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        59,614  shares,  all of which  are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Harvey, a member of
                        BCMC II,  may be  deemed  to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B,  and Harvey,  a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        59,614  shares,  all of which  are  directly  owned by a
                        trust,  and  Harvey,  as trustee  of the  trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Harvey, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Harvey, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,527,777
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 17 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Robert C. Kagle
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        29,531  shares,  all of  which  are  directly  owned  by
                        several trusts, and Kagle, as trustee of the trusts, may
  NUMBER OF             be deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Kagle,  a member of
                        BCMC II,  may be  deemed  to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B,  and  Kagle,  a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        29,531  shares,  all of  which  are  directly  owned  by
                        several trusts, and Kagle, as trustee of the trusts, may
                        be deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Kagle, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Kagle, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,497,694
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 18 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Andrew S. Rachleff
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        59,614  shares,  all of which  are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Rachleff,  a member
                        of BCMC II, may be deemed to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B, and Rachleff, a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        59,614  shares,  all of which  are  directly  owned by a
                        trust,  and  Rachleff,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Rachleff, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Rachleff, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,527,777
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.4%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 19 of 24 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      Steven M. Spurlock
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        4,046  shares,  all of  which  are  directly  owned by a
                        trust,  and  Spurlock,  as trustee of the trust,  may be
  NUMBER OF             deemed to have sole power to vote these shares.
   SHARES               --------------------------------------------------------
BENEFICIALLY      6     SHARED VOTING POWER
  OWNED BY
    EACH                8,468,163  shares, of which 5,866,130 are directly owned
  REPORTING             by BCP II; 694,550 are directly owned by BFF II; 368,393
   PERSON               are  directly  owned by BFF II-A;  98,551  are  directly
    WITH                owned by BMF II; 1,008,849 are directly owned by BCP IV;
                        369,068  are  directly  owned  by  BFF  IV;  51,389  are
                        directly  owned by BFF IV-A;  and  11,233  are  directly
                        owned by BFF IV-B. BCMC II is the general partner of BCP
                        II, BFF II, BFF II-A and BMF II, and Spurlock,  a member
                        of BCMC II, may be deemed to have  shared  power to vote
                        these shares.  BCMC IV is the general partner of BCP IV,
                        BFF IV, BFF IV-A and BFF IV-B, and Spurlock, a member of
                        BCMC IV,  may be  deemed  to have  shared  power to vote
                        these shares.
                        --------------------------------------------------------
                  7     SOLE DISPOSITIVE POWER

                        4,046  shares,  all of  which  are  directly  owned by a
                        trust,  and  Spurlock,  as trustee of the trust,  may be
                        deemed to have sole power to dispose of these shares.
                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        8,468,163 shares, of which 5,866,130 are directly owned by BCP II; 694,550 are directly owned by BFF II; 368,393 are directly owned by BFF II-A; 98,551 are directly owned by BMF II; 1,008,849 are directly owned by BCP IV; 369,068 are directly owned by BFF IV; 51,389 are directly owned by BFF IV-A; and 11,233 are directly owned by BFF IV-B. BCMC II is the general partner of BCP II, BFF II, BFF II-A and BMF II, and Spurlock, a member of BCMC II, may be deemed to have shared power to dispose of these shares. BCMC IV is the general partner of BCP IV, BFF IV, BFF IV-A and BFF IV-B, and Spurlock, a member of BCMC IV, may be deemed to have shared power to dispose of these shares.
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      8,472,209
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      14.3%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 26861P107                                          Page 20 of 24 Pages


         This statement amends the Statement on 13G filed by Benchmark Capital Partners II, L.P., Benchmark Founders' Fund II, L.P., Benchmark Founders' Fund II-A, L.P., Benchmark Members' Fund II, L.P., Benchmark Capital Management Co. II, L.L.C., Benchmark Capital Partners IV, L.P., Benchmark Founders' Fund IV, L.P., Benchmark Founders' Fund IV-A, L.P., Benchmark Founders' Fund IV-B, L.P., Benchmark Capital Management Co. IV, L.L.C. and Alexandre Balkanski, David M. Beirne, Bruce W. Dunlevie, J. William Gurley, Kevin R. Harvey, Robert C Kagle, Andrew S. Rachleff and Steven M. Spurlock. The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

ITEM 4.  OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                (a)   Amount beneficially owned:

                      See Row 9 of cover  page for each  Reporting Person.

                (b)   Percent of Class:

                      See Row 11 of cover page for each  Reporting Person.

                (c)   Number of shares as to which such person has:

                      (i)   Sole power to vote or to direct the vote:

                            See Row 5 of cover page for each Reporting Person.

                      (ii)  Shared power to vote or to direct the vote:

                            See Row 6 of cover page for each Reporting Person.

                      (iii) Sole power to dispose or to direct the  disposition
                            of:

                            See Row 7 of cover page for each Reporting Person.

                      (iv Shared power to dispose or to direct the disposition of:

                            See Row 8 of cover page for each Reporting Person.

CUSIP No. 26861P107                                          Page 21 of 24 Pages

                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2003

                                   BENCHMARK CAPITAL PARTNERS II, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND II-A, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK MEMBERS' FUND II, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. II,
                                   L.L.C., a Delaware Limited Liability Company


                                   By:    /s/ Steven M. Spurlock
                                      ------------------------------------------
                                          Steven M. Spurlock
                                          Managing Member



                                   BENCHMARK CAPITAL PARTNERS IV, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-A, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK FOUNDERS' FUND IV-B, L.P.,
                                   a Delaware Limited Partnership

                                   BENCHMARK CAPITAL MANAGEMENT CO. IV, L.L.C., a Delaware Limited Liability
                                   Company


                                   By:    /s/ Steven M. Spurlock
                                      ------------------------------------------
                                          Steven M. Spurlock
                                          Managing Member

CUSIP No. 26861P107                                          Page 22 of 24 Pages


                                   ALEXANDRE BALKANSKI

                                   DAVID M. BEIRNE

                                   BRUCE W. DUNLEVIE

                                   J. WILLIAM GURLEY

                                   KEVIN R. HARVEY

                                   ROBERT C. KAGLE

                                   ANDREW S. RACHLEFF

                                   STEVEN M. SPURLOCK




                                   By:    /s/ Steven M. Spurlock
                                      ------------------------------------------
                                          Steven M. Spurlock
                                          Attorney-in-Fact*


*Signed pursuant to a Power of Attorney already on file with the appropriate agencies.


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.


Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

CUSIP No. 26861P107                                          Page 23 of 24 Pages


                                  EXHIBIT INDEX




                                                                   Found on
                                                                 Sequentially
Exhibit                                                          Numbered Page
-------                                                          -------------

Exhibit A:  Agreement of Joint Filing                                 24

CUSIP No. 26861P107                                          Page 24 of 24 Pages


                                    EXHIBIT A



                            Agreement of Joint Filing

                  The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of E-Loan, Inc. shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.